Semi-Annual period ended 9/30/07
File number:  811-08565
Dryden Global Real Estate Fund

                               SUB-ITEM 77D
               Policies with Respect to Security Investment


                       Dryden Global Real Estate Fund

                   Supplement dated September 21, 2007
                                   to
      Prospectus and Statement of Additional Information (SAI) dated
                              June 1, 2007

Gek Lang Lee and Antti-Jussi Ahveninen have joined Marc Halle and
Rick J. Romano as portfolios managers for the Fund. Christian Roos is no longer a portfolio manager for the Fund.

To reflect the departure of Mr. Roos, all references and information pertaining to Mr. Roos in the Prospectus and SAI are hereby deleted.

To reflect the addition of Ms. Lee and Mr. Ahveninen as portfolio managers, the section of the Prospectus entitled "How the Fund is Managed-Portfolio Managers" is hereby supplemented by replacing the existing discussion of the portfolio managers with the following new discussion:

Marc Halle, as Senior Portfolio Manager for the Fund, runs the Global Real Estate Securities Group. Each Portfolio Manager has a primary responsibility for choosing securities in their respective region as follows: Rick Romano - United States, Gek Lang Lee - Asia, Antti-Jussi Ahveninen - Europe.

Marc Halle is a Managing Director for PREI where he is responsible for U.S. Merchant Banking activities and oversees all public real estate securities investments in the U.S., Europe and Asia. Mr. Halle is also a Portfolio Manager for the PRECO series of real estate private equity funds and is the Senior Portfolio Manager for global real estate securities funds. Mr. Halle joined Prudential in 1999 from Alpine Management Research, LLC where he was the Chief Operating Officer and Portfolio Manager of the Alpine Realty Income Growth Fund. Mr. Halle was also the Co-Portfolio Manager for the Alpine U.S. Real Estate Equity Fund. Prior to forming Alpine, Mr. Halle was the Senior Real Estate Analyst and Associate Portfolio Manager with Evergreen Asset Management, Inc., where he was jointly responsible for research, investment analysis and portfolio recommendations for all real estate securities. Previously, Mr. Halle was Senior Vice President of W & M Properties, Inc., a national real estate investment firm that held interests in office, multifamily and retail properties, where he was responsible for acquisitions and finance as well as for supervising property operations and development.

Mr. Halle serves on the Board of Directors of several privately held companies. He is also a member of the National Association of Real
Estate Investment Trusts (NAREIT), and is affiliated with the International Council of Shopping Centers (ICSC). Mr. Halle also has been widely quoted in the financial media including CNBC, The Wall Street Journal,
 Forbes and Barron's. Mr. Halle holds an M.B.A. degree in Finance from New York University's Executive M.B.A. Program and a B.S., Magna Cum
Laude, from the College of Engineering of Tufts University.

Rick J. Romano is a Principal for PREI. He is responsible for management of the group's U.S. public securities investments. Mr. Romano joined Prudential in 1998 from Rockefeller & Co., an investment management firm for the Rockefeller family and other high net worth clients. At Rockefeller & Co., Mr. Romano was an Equity Analyst for three investment partnerships totaling over US $4.0 billion in publicly traded securities. He was responsible for covering real estate and leisure stocks globally and served as a generalist covering domestic equity securities. Prior to joining Rockefeller & Co., Mr. Romano was a Senior Investment Analyst at the Prudential Realty Group where he worked on the valuation, asset management and portfolio management of a US $1.0 billion equity hotel portfolio. Mr. Romano currently serves on the Boards of several private real estate companies. He is also a member of the CFA Institute (CFA), the New York Society of Security Analysts (NYSSA) and NAREIT. Mr. Romano received a B.A. from Rutgers College and a M. B.A. in Finance from New York University's Stern School of Business. In addition, he is a CFA charter holder.


Gek Lang Lee, CFA , is a Principal and Portfolio Manager for PREI.

Ms. Lee joined Prudential in June 2007 from Moon Capital LLC, where she was the global real estate sector head responsible for managing a portfolio of real estate stocks spanning Asia and Latin America. Ms. Lee joined Moon Capital in July 2005.

Ms. Lee joined UBS AG in 1998 to head the Singapore equities research team where she was also the Singapore strategist and property analyst. She was credited with building the Singapore institutional research team. She also assisted the UBS investment banking team with REITs listings in Singapore.

Ms. Lee was also head of Singapore equities at Indosuez W.I. Carr, as well as in charge of regional real estate research at the firm. She joined W.I. Carr in 1992. Prior to that Ms Lee worked as a real estate analyst at Phillip Securities. She joined Phillip Securities in 1990.

Ms. Lee, who is based in Asia, holds a Bachelor of Science degree from the National University of Singapore and is a CFA charter holder.

Antti-Jussi Ahveninen , a Portfolio Manager for PREI, is responsible for security analysis and trading in the European real estate markets.

Mr. Ahveninen, who is based in London, United Kingdom, joined PREI in January 2007. Beginning in 2004, Mr. Ahveninen was responsible for research and financial modeling of European real estate securities at IPD in London. Also in 2004, he conducted real estate investment research projects for KTI in Helsinki. From early 2002 through 2003, Mr. Ahveninen was an equities trader with Conventum Securities Limited covering the Scandinavian equity markets.

Mr. Ahveninen holds a Bachelor's degree from Helsinki School of Economics.

The SAI provides additional information about the Portfolio
Managers' compensation, other accounts managed by the Portfolio
Managers, and the Portfolio Managers' ownership of securities in the Fund.


The table appearing in Part I of the SAI in the section entitled "Management & Advisory Arrangements-Additional Information About the Portfolio Managers-Other Accounts and Ownership of Fund Securities" is hereby amended by deleting the information pertaining to Messrs. Halle and Romano, and adding the following information pertaining to Messrs. Halle and Romano, and Ms. Lee and Mr. Ahveninen. The information provided is as of September 20, 2007.

The information will be in the following order:

Portfolio Managers
Registered Investment Companies
Other Pooled Investment Vehicles
Other Accounts
Ownership of Fund Securities

Marc Halle
None
5 / $1.221 billion
None
None

Rick J. Romano
None
5 / $1.221 billion
None
None

Gek Lang Lee, CFA
None
4 / $1.129 billion
None
None

Antti-Jussi Ahevinen
None
4 / $1.129 billion
None
None